Exhibit 99.1

Contacts:
Nadine Padilla
VP, Corporate & Investor Relations
Biosite Incorporated
(858) 455-4808 x3187
npadilla@biosite.com

October 22, 2004

BIOSITE INCORPORATED ANNOUNCES MANAGEMENT PROMOTIONS

SAN DIEGO – Biosite® Incorporated (Nasdaq:BSTE), a leading provider of novel, rapid medical diagnostics, today announced management changes intended to position the organization for the future.  Kim Blickenstaff, Biosite president and chief executive officer, will assume the role of chairman and chief executive officer, while Ken Buechler, Ph.D., a founder of the Company and current senior vice president, research and development, has been named president and chief scientific officer. Timothy Wollaeger, chairman of the board of directors, will step down from his position but will continue to share his expertise with the Company by serving on the board of directors and as chairman of both the audit committee and compensation committee of the board.

Tom Watlington, current senior vice president, commercial operations, has been named executive vice president and chief operating officer.  In this role, Watlington will oversee the Company’s commercial functions including, manufacturing, worldwide sales, marketing, international operations, corporate development, ENCOMPASS services, project management and medical affairs.

“Biosite has grown dramatically over the last five years, and we are pleased to announce a number of promotions to cultivate the next generation of leadership,” said Blickenstaff. “Through his leadership in research and development, Ken Buechler has been a key force in the success of this Company, while Tom Watlington has driven the development and excellence of our commercial operations organization.  I congratulate both on their achievements and look forward to working with them in their enhanced roles at Biosite.  They will be a strong team as we continue to build our business.”

The company also noted several other promotions among its management team:

•                  Gunars Valkirs, Ph.D., vice president, Biosite Discovery, has been named senior vice president. Valkirs, a founder of the Company, led the development of Biosite’s unique

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antibody technology, which supports the Company’s research of novel biomarkers for critical diseases.  He also led the initiative to form Biosite Discovery, a collaborative research program intended to fuel the Company’s research and development effort.

•                  Chris Twomey, vice president, finance and chief financial officer, has been named senior vice president, finance and will also continue to serve as chief financial officer.  Twomey joined Biosite in 1990 as director, finance and administration, and was promoted in 1993.  In addition to overseeing all financial aspects of the Company, he is responsible for the human resources, facilities and information systems departments.

•                  Chris Hibberd, vice president, business development and strategic planning, has been named senior vice president, corporate development.  Hibberd has been with the Company since 1997 and played a significant role in the development of Biosite Discovery and in the formation of Biosite’s relationship with Beckman Coulter, Inc. Hibberd has also helped solidify collaborations with top hospitals, biotechnology and pharmaceutical companies, which include more than 40 licenses/collaborations and more than 70 clinical collaborations.

Additionally, Biosite has named three new vice presidents:

•                  John Cajigas, director, finance, has been named vice president, finance.  Cajigas, who joined Biosite in 1995, helped guide the Company through its initial public offering in 1997.  Since then, Cajigas has coordinated the development of the Company’s financial infrastructure, domestically and internationally. In this role, he has facilitated the implementation and monitoring of financial, logistical and reporting processes across departments. Additionally, Cajigas has managed the growth of Biosite’s internal control structure and has contributed to the development of close relationships with key vendors, distributors and customers.

•                  Steve Lesefko, director, engineering, has been named vice president, engineering.  Lesefko, who has been with Biosite more than nine years, was responsible for the microfluidic device design and tooling development used in all quantitative products. Additionally, he led the design, development and maintenance of Biosite’s production assembly lines for the Company’s manufacturing plant and research and development pilot plant.  He also contributed to the development of many of the Company’s cardiovascular and drug screening products.

•                  Paul McPherson, Ph.D., director, research and development, has been appointed vice president, research and development.  McPherson, who joined Biosite in 1993, led the development of the Company’s quantitative test platform and primary products, including the Triage® Cardiac Panel, Triage Meter, Triage BNP Test, Triage TOX Drug Screen, Triage CardioProfilER and Triage Profiler Shortness of Breath Panel.  He is also leading key current programs aimed at developing diagnostic tests for critical conditions such as stroke and sepsis.

About Biosite Incorporated

A leader in the drive to advance diagnosis, Biosite® Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostics that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, Biosite is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community on new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in more than 50 international markets for toxicology screening and diagnosis of infectious and cardiovascular disease. Information on Biosite can be found at www.biosite.com.

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Biosite®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated. The Company’s logo is a trademark of Biosite Incorporated.